EXHIBIT 99.1

NEWS RELEASE

For More Information Contact:

Greg Miller, Chief Financial Officer

(408) 263-3214

gregm@calmicro.com

California Micro Devices Presents September Quarter Guidance

MILPITAS, Calif. – Sept. 18, 2003 – California Micro Devices (NASDAQ: CAMD) today presented its financial outlook for the second fiscal quarter of 2004, which ends September 30, 2003. Revenue is expected to be between $13.8 and $14.5 million, compared to $11.9 million in the prior quarter and $10.8 million in the same quarter a year ago. Earnings per share are expected to be between breakeven and a net profit of $0.03 compared to net losses of $0.08 in the prior quarter and $0.14 a year ago.

“Based on strong demand for our Mobile and Computing products together with increased shipments and higher prices for our Medical products, we expect revenue for our fiscal Q2 to reach the highest level since Q3 of fiscal 2001, more than two years ago,” said Robert V. Dickinson, president and CEO. “As a result of the higher revenue, Medical price increase and the initial benefits of our fixed cost reduction efforts, we also expect to be in the black for the first time since that quarter.”

Dickinson noted that the positive fiscal Q2 financial outlook is in spite of an expected sequential decrease in revenue from LED Lighting products. Providing further insight into the quarter, he added, “Our bookings so far this quarter have been strong, running well ahead of where we were at this point last quarter. In addition, we have introduced a major process technology enhancement plus a number of noteworthy products during the quarter.”

Guidance Conference Call Today

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its September quarter guidance. Within the USA, interested parties can access the conference call by dialing (800) 218-0530. International parties may access the conference call by dialing (303) 262-2130. No password is necessary.

Telephone replay of the conference call will be available from approximately 4:00 p.m. Pacific Time today until 11:00 p.m. Pacific Time on September 30th. To access this recording, please dial (800) 405-2236 and enter the conference pass code 552080. International callers may dial (303) 590-3000 and enter the same pass code.

California Micro Devices Corporation will release its actual second quarter results on Thursday, October 23, 2003, after the close of trading. The company will hold a conference call on the same day at 2:00 p.m. Pacific Time to discuss its results.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the mobile, computing, and high-brightness LED lighting markets. Key products include application-specific integrated passive (ASIP™) devices and power management ICs as well as silicon submounts for high brightness LEDs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, expects, and estimates. Forward-looking statements made in this release include our expectations regarding revenue, bookings and profit per share for the second fiscal quarter of 2004. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, our sales during the final few weeks of the quarter continuing as anticipated; there being no interruption in the supply of quality product from our contract manufacturer; finalizing our internal accounting for the results of the quarter, including our inventory reserves and manufacturing expense calculations, in light of our ongoing effort to enhance our internal controls; and receiving our auditors’ opinion as to our estimates of such matters as reserves and the salability of our inventory, as well as other risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ is a trademark of California Micro Devices. All other trademarks are property of their respective owners.